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                                                                    Exhibit 10.1

                    SEPARATION AGREEMENT AND GENERAL RELEASE

     THIS AGREEMENT, made this 3rd day of March, 2003 by and between RMH Teleservices, Inc., a Pennsylvania corporation (hereinafter called "Company"), and Scot Brunke, an individual residing at 6609 Indian Trail, Plano, Texas 75024 (hereinafter called "Employee").

                              W I T N E S S E T H:

     Company wishes to resolve Employee's employment with Company on the terms and conditions contained in this Agreement.

     WHEREAS, due to Employee's decision to resign and Company's decision to accept the resignation effective March 4, 2003;

     WHEREAS, due to Company's desire to amicably resolve Employee's employment, it has agreed to provide severance and other consideration to Employee;

     WHEREAS, due to Employee's desire to amicably resolve his separation, Employee agrees to the covenants and restrictions contained herein including but not limited to the General Release in 2(a) below;

     WHEREAS, this Agreement supercedes all of the provisions of the original employment Term Sheet, dated January 8, 2001, which was executed by the parties on January 16, 2001.

     NOW, THEREFORE, in consideration of the facts, mutual promises and covenants contained herein and intending to be legally bound hereby, Company and Employee agree as follows:

     1. In consideration for Employee's General Release set forth below in Paragraph 2, as well as the other covenants herein, the Company agrees, intending to be legally bound:

          (a) to pay Employee the gross sum of Two Hundred Fifty Thousand Dollars ($250,000), less taxes and other deductions required by law. This payment will be made to Employee in one lump sum within fourteen (14) days of his execution of this Agreement;

          (b) to pay up to eighteen (18) months of Employee's COBRA premiums if employee elects and is eligible for such COBRA coverage. (The Company may stop paying such premiums at any time before August 2004 if Employee becomes eligible for other group medical health insurance coverage);

          (c) to release and forever discharge Employee from any and all actions, complaints, charges or causes of action, lawsuits or claims of any kind (collectively "claims"), known or unknown, which the Company ever had, now has or hereafter may have against Employee arising heretofore out of any matter, occurrence or event existing or occurring prior to the execution hereof. This release provision (Paragraph 1(c)) does not apply to any claims to enforce this Agreement, arising out of any breach by Employee of this Agreement, or to any

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claims arising out of any matter, occurrence or event occurring after the execution of this Agreement; and

          (d) that the officers, directors and owners of the Company shall not deprecate or disparage Employee in any manner.

     2. In consideration for the Company's payments and other consideration set forth above in Paragraph 1, Employee agrees, intending to be legally bound:

          (a) to release and forever discharge the Company and its related or affiliated companies, and each of their past, present and future officers, directors, owners, shareholders, employees, managers, auditors, attorneys and agents, and their respective successors and assigns (collectively "Releasees"), jointly and severally, from any and all actions, complaints, charges, causes of action, lawsuits or claims of any kind (collectively "Claims"), known or unknown, which Employee, his heirs, agents, successors or assigns ever had, now have or hereafter may have against Releasees arising heretofore out of any matter, occurrence or event existing or occurring prior to the execution hereof, including, without limitation: any claims relating to or arising out of Employee's employment with and/or termination of employment by the Company and/or any of its related and/or affiliated companies; any claims for unpaid or withheld wages, severance, benefits, insurance premiums, all bonuses, commissions and/or other compensation of any kind; any claims arising out of or relating to the Term Sheet, dated January 8, 2001; any claims for attorneys' fees, costs or expenses; any claims of discrimination and/or harassment based on age, sex, race, religion, color, creed, disability, handicap, citizenship, national origin, ancestry, sexual preference or orientation, or any other factor prohibited by Federal, State or Local law (such as the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et. seq., Title VII of the Civil Rights Act of 1964, as amended, the Americans with Disabilities Act, and the Pennsylvania Human Relations Act); any claims regarding the stock and options Employee was or was not granted, including but not limited to claims regarding vesting; any claims for retaliation and/or any whistleblower claims; and/or any other statutory or common law claims, now existing or hereinafter recognized, including, but not limited to, breach of contract, libel, slander, fraud, wrongful discharge, promissory estoppel, equitable estoppel and misrepresentation;

          (b) that Employee has not filed or caused to be filed any lawsuit or complaint with respect to any claim Employee is releasing in this Agreement. Should any such lawsuit, complaint or charge be filed in the future, Employee agrees that he will not accept relief or recovery there from, unless the lawsuit or complaint is for the Company's breach of this Agreement. Notwithstanding anything in this Agreement to the contrary, nothing herein shall: (a) prevent or restrict Employee from cooperating with any federal or state governmental authority; (b) prevent or restrict Employee from assisting any such authority in its investigative or fact-finding activities; or (c) waive Employee's right to file a charge with any such authority, provided that the relief requested would confer no direct personal benefit on Employee;

          (c) to make himself self available during the next six (6) months to help provide information or other assistance to the Company, to transition his workload and knowledge and/or to aid in any related matter. (The maximum time commitment on Employee's part will be two (2) hours per week);

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          (d)  not to deprecate or disparage, in any manner, the Company, any other Releasees, including but not limited to the Company's former or current auditors, the services, products, actions and/or business of the Company or of any other Releasee in any way;

          (e) that until March 1, 2004, he shall not, for his own benefit or the benefit of any third party, directly or indirectly, induce or attempt to influence any employee, manager, agent, customer, client, independent contractor, agent or supplier of Company to terminate, modify or any way alter employment or any other relationship they currently have with the Company. This prohibition includes Employee's agreement not to hire any individual, until March 2004, that is or was an employee, manager, agent, or contractor of the Company as of February 2003;

          (f) that forever after Employee's termination from employment, Employee shall not use for his personal benefit, or disclose, communicate or divulge to, or use for the direct or indirect benefit of any person, firm, association or company other than Company, any "Confidential Information" which term shall mean any information regarding the business methods, business policies, policies, procedures, techniques, research or development projects or results, historical or projected financial information, budgets, trade secrets, or other knowledge or processes of or developed by Company or any names and addresses of customers or clients or any data on or relating to past, present or prospective Company customers or clients or any other confidential information relating to or dealing with the business operations or activities of Company, made known to Employee or learned or acquired by Employee while in the employ of Company. Confidential Information shall not include (1) information unrelated to the Company which was lawfully received by employee free of restriction from another source having the right to so furnish such Confidential Information; or
(2) information after it has become generally available to the public without breach of this Agreement by Employee; or (3) information which at the time of disclosure to Employee was known to Employee to be free of restriction as evidenced by documentation from Company which Employee possess, or (4) information which Company agrees in writing is free of such restrictions. All memoranda, notes, lists, records, files, documents and other papers and other like items (and all copies, extracts and summaries thereof) made or compiled by Employee or made available to Employee concerning the business of Company shall be Company's property and shall be delivered to Company promptly upon the termination of Employee's employment with Company. The foregoing provisions of this Subsection applied during Employee's employment, will apply forever thereafter and shall be in addition to (and not a limitation of) any legally applicable protections of Company's interest in confidential information, trade secrets and the like;

          (g) to immediately return to the Company all originals and copies of Confidential Information in any medium, including computer tapes and other forms of data storage, as well as any other company equipment/ property such as lap top computers, cell phone and credit cards;

          (h) that the restrictions contained in the foregoing subparagraphs, in view of the nature of the business in which Company is engaged, are reasonable and necessary in order to protect the legitimate interests of Company, that their enforcement will not impose a hardship on Employee or significantly impair Employee's ability to earn a livelihood, and that any violation thereof would result in irreparable injuries to Company;

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          (i)  if the restricted periods in Subsections above should be adjudged unreasonable in any proceeding, then the period of time shall be reduced by such amount or the area shall be reduced by the elimination of such portion or both such reductions shall be made so that such restrictions may be enforced for such time and in such area as is adjudged to be reasonable. If Employee violates any of the restrictions contained in the foregoing Subsections, Employee understands and agree that the relevant restricted period shall be extended by a period equal to the length of time from the commencement of any such violation until such time as such violation shall be cured by Employee to the satisfaction of Company. Employee hereby expressly consents to the jurisdiction of any court within the Eastern District of Pennsylvania for the purpose of seeking a preliminary or permanent injunction as described above, and agrees to accept service of process by mail relating to any such proceeding. Company may supply a copy of this Agreement to any future or prospective employer of Employee or to any person to whom Employee has supplied information if Company determines in good faith that there is a reasonable likelihood that Employee has violated or will violate such Section; and

          (j) Employee's vested and non-vested stock options, if any, will be treated as per the applicable plans and plan documents, including grant documentation. Employee understands that he may not sell any of his stock until at least twenty four (24) hours after the Company has publicly announced his separation of employment from the Company.

     2. The General Release in Paragraph 2 above does not apply to any claims to enforce this Agreement or to any claims arising out of any matter, occurrence or event occurring after the execution of this Agreement.

     3. Employee acknowledges and agrees that the Company's payment and other consideration under Paragraph 1 above is not required by any policy, plan or prior agreement and constitutes adequate consideration to support Employee's General Release in Paragraph 2 above, as well as the other covenants in this Agreement.

     4.   Regardless of whether Employee executes this Agreement:

          (a) Employee's last day of employment will be the date this Agreement is executed.

          (b) Employee will be eligible to continue to participate in the Company's group health plan at his expense pursuant to COBRA, subject to COBRA's eligibility requirements and other terms, conditions, restrictions and exclusions, as of March 1, 2003.

          (c) Employee will be required to repay to the Company the money still owed under the loan he took from the Company to purchase stock.

     5. Except as expressly provided for in this Agreement, Employee shall not be eligible for any compensation from the Company or Company-paid benefits subsequent to the termination of his employment.

     6. Employee agrees that, at all times, the existence, terms and conditions of this Agreement will be kept secret and confidential and will not be disclosed voluntarily to any third

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party, except to the extent required by law, to enforce the Agreement or to obtain confidential legal, tax or financial advice with respect thereto.

     7. Employee agrees that he will not apply for employment or reemployment with the Company or any related or affiliated company at any time in the future.

     8. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania.

     9. Nothing in this Agreement shall be construed as an admission or concession of liability or wrongdoing by the Company or any other Releasee as defined above. Rather, the proposed Agreement is being offered for the sole purpose of settling amicably any and all possible disputes between the parties.

     10. In the event Employee breaches this Agreement by bringing a Claim released pursuant to Paragraph 2 above, Employee shall indemnify and hold harmless Releasees as defined above for any attorneys' fees, costs or expenses which may be incurred in defending the released Claim. Notwithstanding the foregoing, the General Release set forth in Paragraph 2 above shall remain in full force and effect.

     11. In the event that the Employee violates any term of this Agreement, Employee agrees that the Company can seek any and all appropriate damages and remedies against Employee, including but not limited to repayment of some or all of the above-mentioned consideration.

     12. If any provision of this Agreement is deemed unlawful or unenforceable by a court of competent jurisdiction, the remaining provisions shall continue in full force and effect.

     13. This Agreement constitutes the entire agreement between the parties and supersedes any and all prior agreements, written or oral, expressed or implied, including but not limited to the Term Sheet dated January 8, 2001.

     14. Employee agrees and represents that he has read carefully the terms of this Agreement, including the General Release; he has had an opportunity to and have been encouraged to review this Agreement, including the General Release, with an attorney; he understands the meaning and effect of the terms of this Agreement, including the General Release; the entry into and execution of this Agreement, including the General Release, is of his own free and voluntary act without compulsion of any kind; no promise or inducement not expressed herein has been made to Employee; and he had adequate information to make a knowing and voluntary waiver.

     IN WITNESS WHEREOF, and intending to be legally bound hereby, the parties execute this Separation Agreement and General Release.

UNDERSTOOD AND AGREED,
INTENDING TO BE LEGALLY BOUND:

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/s/ Scot Brunke                             /s/ Paul W. Little
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Scot Brunke                                 Paul W. Little
                                            Executive Vice President
                                            for RMH Teleservices, Inc.


March 3, 2003                               March 3, 2003
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Date                                        Date


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Witness

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